UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2010

SIGNET JEWELERS LIMITED
(Exact name of registrant as specified in its charter)

Commission File Number:  1-32349

Bermuda	Not Applicable
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)
Clarendon House
2 Church Street
Hamilton
HM11
Bermuda
(Address of principal executive offices, including zip code)

441 296 5872
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

As previously disclosed in the Form 10-K of Signet Jewelers Limited (the “Company”) for the fiscal year ended January 30, 2010 (the “10-K”), the Company is a party to an Amended Revolving Credit Facility (the “Facility Agreement”).  On October 27, 2010, the Company and its subsidiary, Signet Group Limited, amended the Facility Agreement.  A copy of the form of Amended and Restated Multicurrency Revolving Facilities Agreement dated October 27, 2010 among Signet Jewelers Limited, Signet Group Limited, the borrowers, guarantors, lenders and arrangers named therein, and HSBC Bank plc, as agent of the lenders (the “Amended Facility Agreement”), is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The material changes implemented by the amendment (i) eliminate the Company’s obligation to reduce the amount of the facility (currently $300,000,000) by 60% of any reduction in Net Debt from the prior year end, (ii) revise the Fixed Charge Cover covenant so that the ratio of EBITDAR (Earnings Before Interest, Taxes, Depreciation, Amortization, Rents and Operating Lease Expenditure) to Fixed Charges (Consolidated Net Interest Expenditures plus Rents and Operating Lease Expenditure excluding Service Charges and Rates) shall equal or exceed 1.55:1 for the duration of the agreement (rather than 1.4:1 through fiscal 2012, 1.55:1 for fiscal 2013 and 1.85:1 thereafter), (iii) further revise the Fixed Charge Cover covenant so that any “Make Whole” payment in connection with a prepayment of the Private Placement Loan Notes be excluded from the calculation of Fixed Charges,  (iv) delete the annual limits on Capital Expenditures (which had ranged from $93,000,000 in fiscal 2011 to $205,000,000 in fiscal 2013) , (v) increase the aggregate cost of assets that may be acquired in any fiscal year to US$ 50,000,000 (from $10,000,000), and (vi) delete the Event of Default relating to dividends and share redemptions.  All capitalized terms used without definition are defined in the Amended Facility Agreement.

The Company has agreed to pay a fee of 10 basis points on each lender’s commitment upon effectiveness of this amendment.

The foregoing description is not complete and is qualified in its entirety by reference to the Amended Facility Agreement.

Item 1.02 Termination of a Material Definitive Agreement

As previously disclosed in the Form 10-K, the Company is a party to a US Private Placement Agreement dated as of March 30, 2006, as amended (the “Note Agreement”) pursuant to which the Company issued fixed rate private placement notes (the “Notes”).  The Company has the right to prepay the remaining $229.1 million aggregate principal amount outstanding of the Notes at any time, with such prepayment being made at a premium to par as determined by the provisions of the “Make-Whole” calculation contained in the Note Agreement.

On October 27, 2010, the Company notified the Note holders that all of the Notes would be prepaid on November 26, 2010 (the “Prepayment Date”). This will result in a reduction in interest expense of $101.7 million over the remaining term of the Notes.   The prepayment requires the payment of all accrued and unpaid interest up to the Prepayment Date, plus the premium determined under the Make-Whole provision.  The Make-Whole premium will be determined on November 23, 2010, is dependent on medium term US Treasury yields, and is expected to be about $47 million.

In determining to prepay the Notes, Signet considered that the Note Agreement imposes a number of financial and operational restrictions on the Company, which, given the Company’s current financial position, are believed to be too restrictive, as well as the higher interest being paid on the Notes (8.12% per year) compared to the relatively low return on the Company’s invested assets. The Make Whole payment of approximately $47m equates to 2.5 years of coupon payments, whereas the Notes had a weighted average remaining life of 5.5 years.

The press release of Signet relating to the prepayment of the Notes and the Amended Facility Agreement is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

This Form 8-K contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number places throughout this Form 8-K and include statements regarding, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, and the industry in which Signet operates.  The use of the words “expects,” ‘intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify  forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to  general economic conditions, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet’s business, and financial market risk.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the “Risk Factors” section of the Form 10-K.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1
Amended and Restated Multicurrency Revolving Facilities Agreement dated October 27, 2010 among Signet Jewelers Limited, Signet Group Limited, the borrowers, guarantors, lenders and arrangers named therein, and HSBC Bank plc, as agent of the lenders.

99.1	Press release dated October 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNET JEWELERS LIMITED
Date: October 28, 2010

	By:	/s/ Mark A. Jenkins
	Name:	Mark A. Jenkins
	Title:	Group Company Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1
Amended and Restated Multicurrency Revolving Facilities Agreement dated October 27, 2010 among Signet Jewelers Limited, Signet Group Limited, the borrowers, guarantors, lenders and arrangers named therein, and HSBC Bank plc, as agent of the lenders.

99.1	Press release dated October 28, 2010.